Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated as of October 1, 2005, is entered into by and between Basin Water, Inc., a California corporation (the “Company”), and Peter L. Jensen (the “Employee”), with respect to the following facts.

R E C I T A L S

A. The Company is in the business of designing and building equipment to produce potable water from contaminated wells.

B. The Employee has special knowledge and expertise in the business conducted by the Company and by this Agreement is being employed on a full-time basis as the President and Chief Executive Officer of the Company.

NOW, THEREFORE in consideration of the mutual promises and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

EMPLOYMENT AND TERM

1.1 Employment/Duties. The Company hereby agrees to employ the Employee and the Employee hereby accepts employment as the President and Chief Executive Officer of the Company under the terms and conditions set forth in this Agreement. Employee shall be responsible to the Company’s Board of Directors for the performance of his duties. Employee shall have responsibility for such duties as are customarily associated with this position and such other duties and responsibilities as may be assigned by the Company’s Board of Directors. During the Term, Employee shall devote all of his working time, attention and skill to the business affairs of the Company.

1.2 Effective Date. This Agreement shall become effective immediately upon the date this Agreement is fully executed (the “Effective Date”).

1.3 Term. This Agreement is effective from the Effective Date and shall continue for a period of two (2) years, unless earlier terminated as provided in ARTICLE 6 (the “Term”). At the end of the two-year period, unless previously terminated, this contract may be renewed for an additional twelve months with no action on the part of either party, and may continue each subsequent year being automatically renewed. If either party desires not to renew this agreement, such party must indicate in writing no later than sixty (60) days prior to the expiration of this agreement that they intend to allow this agreement to terminate at the end of the current twelve-month period.

Jensen Employment Agreement – Oct 2005

ARTICLE 2

COMPENSATION

2.1 Base Salary. The Employee shall be paid a monthly base salary of Ten Thousand Four Hundred Sixteen Dollars and Sixty-Seven Cents ($10,416.67), payable in two (2) equal monthly installments on the 1st and 15th day of each month. As used in this Agreement, the term “Salary” shall mean the amount payable to Employee pursuant to this Section 2.1.

2.2 Merit Review. The Employee shall be eligible for an annual merit review based on performance and profitability of the Company.

2.3 Annual Bonus. The Employee shall be eligible for an annual bonus based on the Company’s attainment of certain performance and profitability objectives as determined and approved by the Company’s Board of Directors.

2.4 Benefits. The Company currently offers health insurance coverage, a Section 529 Flex Plan and a 401K plan for all employees. Employee will be eligible to participate in the Company’s health plan, Flex plan and the 401K plan on the same terms and conditions available to other employees of the Company. The Company currently offers no other benefits to its employees. If the Company in the future decides to offer benefits during the Term, the Company shall provide the Employee with benefits comparable to those provided to its other employees, provided that provision of such benefits by the Company is legal and is not unreasonably burdensome to the Company. Participation shall be subject to the terms of the applicable plan documents. The Company may alter, modify, add to or delete its employee benefit plans as they apply to the Company’s employees at such times and in such manner as the Company determines appropriate, without recourse by Employee.

2.5 Stock Options. The Company has established that certain Basin Water Technology Group, Inc. 2001 Stock Option Plan (the “Plan”), pursuant to which stock options may be authorized and granted to the executive officers, directors, employees and key consultants of the Company. Periodically, the Board of Directors of the Company shall grant Employee options (the “Options”) to purchase shares of the Company’s common stock; the number of options shall be determined at the Board’s discretion. Any such options shall vest as follows, (unless such vesting is modified by the Company’s Board of Directors): One Third (1/3rd) of the Options shall vest on the first anniversary of the Effective Date, One Third (1/3rd) of the Options shall vest on the second anniversary of the Effective Date and One Third (1/3rd) of the Options shall vest on the third anniversary of the Effective Date. The exercise price for the Options shall be the most recent market price per share. Notwithstanding the foregoing, the Options shall be granted pursuant to the Plan and shall in all respects be limited by and subject to the express terms and provisions of that Plan, as it may be amended from time to time and construed by the Board of Directors of the Company.

2.6 Vacation. During each year of the Term of this Agreement, Employee shall accrue twenty (20) days (i.e., 3.0696 hours per forty (40) hour week, or one hundred sixty (160) hours) of vacation time. Payments for vacation time shall be calculated based on Employee’s Salary. Any accrued but unused vacation time shall accumulate and carry forward during subsequent

Jensen Employment Agreement – Oct 2005

years of the Term; provided, however, that no more than one hundred sixty (160) hours of vacation time shall carry forward to subsequent years of the Term; provided further, however, that in no event shall Employee accrue more than two hundred (200) hours of unused vacation time, and if Employee accrues a total of two hundred (200) hours of unused vacation time, Employee shall cease accruing vacation time until Employee’s accrued but unused vacation time again drops below two hundred (200) hours. Employee agrees to seek approval of the Company prior to scheduling any vacation days, and agrees that any scheduled vacation days shall be rescheduled at the Company’s request to accommodate the reasonable needs of the Company.

2.7 Business Expenses. The Company will pay or reimburse Employee for all reasonable business expenses incurred or paid by him in the performance of his duties and responsibilities hereunder subject to and in accordance with a pre-approved budget, subject to any restrictions on such expenses set by the Company and to such reasonable substantiation requirements as may be specified by the Company from time to time.

ARTICLE 3

PROPRIETARY INFORMATION

3.1 Proprietary Information.

(a) Confidentiality Required. Employee acknowledges that the Company and each person or entity which controls, is controlled by, or is under common control with the Company (collectively the “Affiliates”) possess, are developing and acquiring and will continue to possess, develop and acquire valuable Proprietary Information (as defined below), including information that Employee may acquire, develop or discover during Employee’s employment with the Company. The value of that Proprietary Information depends, in part, on it remaining confidential. The Company and its Affiliates depend on Employee to maintain that confidentiality, and Employee accepts that position of trust.

(b) Proprietary Information, Defined. As used in this Agreement, “Proprietary Information” means or includes, without limitation:

(1) Any information, ideas, and materials (including any formula, pattern, compilation, device, method, technique or process) that derives, in part, independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and includes information of or about the Company, its Affiliates, its clients, employees, customers, suppliers, joint venturers, licensors, licensees, distributors and other persons and entities with whom the Company does or may do business;

(2) Any ideas or materials, such as know-how, show-how, research and development results, software design and specifications, source and object code, training and training materials, invention disclosures, patent applications, trade secrets, blueprints, models, and other materials and concepts relating to products and processes; and

Jensen Employment Agreement – Oct 2005

(3) Any information, ideas, or materials of a business nature including without limitation non-public financial information, information relating to profits, costs, marketing, strategy, purchasing, sales, customers, suppliers, pricing, bidding, customer information, contract terms, employees, salaries, product development plans, business and financial plans, forecasts and projections, client information, marketing and sales plans and forecasts, any or all non-public internal functionality, design parameters, and other proprietary features of the Company’s current and future business activities, and similar internal data.

(c) Non-Disclosure, Etc. Employee will not disclose, disseminate, publish, copy or otherwise make available for use (collectively “Use”) at any time, either during or after Employee’s employment with the Company, any or all Proprietary Information except for the exclusive benefit of the Company and its Affiliates, as required by Employee’s duties for the Company, or as the Company expressly may consent to in writing. Employee will cooperate with the Company and its Affiliates, and use Employee’s best efforts to prevent the unauthorized Use of any or all Proprietary Information. Employee understands that this prohibition on Use prevents Employee from discussing Proprietary Information, even in general terms, with persons outside the Company, except if (1) the Use is authorized or required in connection with Employee’s duties of employment for the Company or its Affiliates during the Term, (2) the Company expressly consents in writing to the Use of Proprietary Information, or (3) the Use is required pursuant to any applicable judgment, order or decree of any court or governmental body or agency having jurisdiction, or by any law, rule or regulation (collectively “Legal Process”). If Employee becomes subject to Legal Process, Employee shall give the Company reasonable prior written notice of the Legal Process and a written description of the Proprietary Information being sought, and shall obtain, to the maximum extent possible, confidential treatment for the Proprietary Information sought to be obtained through the Legal Process. Employee shall cooperate fully with the Company in its efforts to prevent unauthorized Use of Proprietary Information.

(d) Return of Proprietary Information. Upon leaving employment with the Company for any reason, Employee shall immediately deliver to the Company all tangible, written, graphical, machine readable, computer tapes, diskettes, hard drives, and all other materials, including without limitation all copies and excerpts, in Employee’s possession, custody, or control containing or disclosing any or all Proprietary Information.

(e) Civil Remedies, Criminal Penalties. In addition to any civil remedies available to the Company in the event of Employee’s unauthorized disclosure or use of any or all Proprietary Information, Employee acknowledges that the unauthorized taking, carrying away, or use of a trade secret may constitute a criminal act under California Penal Code Section 499c.

3.2 Disclosure and Assignment of Information. Employee agrees promptly to disclose to the Company all information pertaining to the Company’s business and collected or learned by Employee, either alone or jointly with others, in the course of his employment with the Company. In addition, Employee hereby assigns to the Company any rights he may have or acquire in the Proprietary Information, and promises that during the duration of his employment with the Company and thereafter, he will assist the Company in the enforcement and protection of the Proprietary Information. The Company shall promptly reimburse Employee for any reasonable expenses incurred in complying with the provisions of this Section 3.2.

Jensen Employment Agreement – Oct 2005

3.3 Innovations and Improvements. Employee agrees that all inventions, innovations or improvements in the Company’s method of conducting its business conceived by him during his employment with the Company belong to the Company. Employee will promptly disclose such inventions, innovations or improvements to the Company, and perform all actions reasonably requested by the Company to establish and confirm such ownership. Any such actions required to be performed by Employee shall be at the expense of the Company.

3.4 Moral Rights Waiver. Employee also hereby forever waives and agrees never to assert against Company, its successors or licensees, any and all rights to claim authorship of a work, any rights to object to any distortion or other modification of a work, and any similar rights provided for by any state, federal or international law or treaty, that Employee has, had or may have in any Proprietary Information of the Company.

3.5 Appointment of Attorney in Fact. Employee hereby irrevocably designates and appoints the President of the Company as Employee’s agent and attorney-in-fact to act for and in Employee’s behalf and stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights and other proprietary rights with the same force and effect as if executed and delivered by Employee.

ARTICLE 4

NONSOLICITATION AND NONCOMPETITION

4.1 Nonsolicitation. Employee hereby agrees that for as long as he is employed by the Company, and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, for Employee’s behalf or for or on behalf of any person, firm, corporation, business, partnership, or other organization other than the Company, (a) induce any employee of the Company or its Affiliates to leave such employment, or (b) solicit the business of any person or entity that is a Prospective Customer (as defined below) or a customer or client of the Company or its Affiliates on the date of such termination or during the twelve (12) month period immediately preceding such termination. As used herein, “Prospective Customer” shall mean any person or entity whose business is being actively sought or in any way solicited, or known by Employee to be a person or entity whose business is the subject of possible solicitation by the Company or its Affiliates. Employee expressly acknowledges that the length of time involved in soliciting and obtaining the business of new customers can be as long as two (2) years.

4.2 Noncompetition.

(a) Unique Technology. Employee acknowledges that the Company and its Affiliates currently are engaged in the development and manufacturing of unique technology (the “Unique Technology”), including without limitation the BASIN WATER IXTM ion exchange process which removes from groundwater certain chemical contaminants, including without limitation nitrates, arsenic, perchlorates, chromium 6 and fluoride.

(b) Marketing Efforts. Employee further acknowledges that the Company and its

Jensen Employment Agreement – Oct 2005

Affiliates are currently in the process of marketing the Unique Technology to various cities, counties, municipal corporations, government agencies, joint powers agencies, water agencies, water districts, private companies, joint ventures, and private individuals throughout the State of California, and that the Company is planning on expanding its marketing efforts to encompass the United States and the world.

(c) Confidential Relationship. Employee acknowledges that Employee will be in a confidential relationship with the Company, wherein Employee will receive access to the Unique Technology, and that Employee will receive specialized training from the Company or its Affiliates.

(d) No Unauthorized Uses. Given the status of the Unique Technology, Employee’s access to the Unique Technology and the vast potential market for the Company’s Unique Technology, Employee hereby covenants and agrees that, for the duration of the Non-Compete Term (as defined below), Employee will not make any Use, or authorize anyone else to make any Use for or on behalf of any other person, organization or company, of any or all information pertaining in any way to the Unique Technology, except as required by Employee’s duties for the Company or its Affiliates, or as the Company expressly authorizes in writing.

(e) No Competition and No Engaging in Restricted Activities. Employee further covenants and agrees that for the duration of the Non-Compete Term, Employee shall not, either directly or indirectly, solely or jointly with any person or persons, as an employee, consultant, advisor, independent contractor (regardless of whether engaged in a business for profit) or as an individual proprietor, owner, partner, shareholder, director, officer, joint venturer, investor, lender or in any other capacity, compete with the Company or its Affiliates in, or engage in, the Restricted Activities (as defined below). Notwithstanding the foregoing, Employee acknowledges that this covenant does not prevent Employee from owning up to five percent (5%) of the stock in any publicly-traded company which may be engaged in the Restricted Activities.

(f) Non-Compete Term, Defined. The term “Non-Compete Term” means that period of time commencing on the effective date of Employee’s employment with the Company and continuing for a period of two (2) years following the last day of Employee’s employment with the Company or its Affiliates.

(g) Restricted Activities, Defined. The term “Restricted Activities” means any or all of Employee’s primary duties, obligations and daily activities for the Company or its Affiliates during the three (3) years immediately preceding the expiration or termination of Employee’s employment with the Company, and all other activities which the Company or its Affiliates actively pursued, researched or engaged in, including without limitation the Unique Technology, during the three (3) years immediately preceding such expiration or termination.

(h) Reform. Employee hereby acknowledges and agrees that the Company has attempted to limit Employee’s rights to compete only to the extent necessary to protect the Company from, among other things, unfair competition. Employee further acknowledges and agrees that Employee is a key employee of the Company and that in light of the current and future activities of the Company, the restrictions set forth in this Agreement are fair and

Jensen Employment Agreement – Oct 2005

reasonable as of the date hereof. The Parties further hereby agree that if the scope or enforceability of any provisions of this Agreement are in any way disputed, a court having appropriate jurisdiction shall reform any such unenforceable provision in a manner which provides the Company with the greatest level of protection permissible at law, without barring Employee from engaging in lawful conduct not otherwise prohibited by these restrictions.

ARTICLE 5

INDEMNIFICATION

5.1 Indemnification of Employee. The Company agrees to indemnify Employee in connection with the performance of his duties and obligations hereunder in accordance with the Bylaws of the Company.

ARTICLE 6

TERMINATION OF EMPLOYMENT

6.1 Events of Termination by the Company.

(a) Death or Disability. In the event Employee dies or becomes permanently disabled during the term of the Agreement, his employment hereunder shall automatically terminate. In such case, the Company shall pay to Employee or his beneficiary, as the case may be, in addition to such amounts as may be payable to Employee pursuant to Article 2 of the Agreement, any earned but unpaid Salary as of the date of his death or disability. For the purpose of the Agreement, “permanent disability” or “permanently disabled” shall mean the inability of the Employee, due to physical or mental illness or disease, to perform the functions then performed by such Employee for ninety (90) substantially consecutive days, accompanied by the likelihood, in the opinion of a physician chosen by the Company, that the Employee will be unable to perform such functions within the reasonably foreseeable future; provided, however, that the foregoing definition shall not include a disability for which the Company is required to provide reasonable accommodation pursuant to the Americans with Disabilities Act or other similar statute or regulation.

(b) By the Company. The Company may terminate Employee’s employment hereunder for “Cause” at any time upon notice to Employee setting forth in reasonable detail the nature of such cause. The following shall constitute “Cause” for termination.

(1) Employee’s falsification of the accounts of the Company, embezzlement of funds of the Company or other material dishonesty with respect to the Company;

(2) Conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude (it being understood that violation of a motor vehicle code does not constitute such a crime);

Jensen Employment Agreement – Oct 2005

(3) Conduct engaged in or action taken or omitted to be taken by Employee which is in material breach of the Agreement, other than a breach of Articles 3 or 4 of this Agreement, which breach continues for more than seven (7) days after written notice of such breach is given to Employee;

(4) Breach or threatened breach of any of the provisions of Articles 3 or 4 of this Agreement;

(5) Failure to satisfactorily perform a material and substantial portion of Employee’s duties and responsibilities hereunder which failure continues for more than thirty (30) days after written notice of such failure is given to Employee;

(6) Gross or willful misconduct of Employee with respect to the Company or any subsidiary or affiliate thereof which misconduct continues for more than ten (10) days after written notice of such misconduct is given to Employee; or

(7) Change in the Company’s economic circumstances, such that it would not be economically feasible to retain Employee.

Upon the giving of notice of termination of Employee’s employment hereunder for cause, the Company shall have no further obligation or liability to Employee, other than the payment of Salary earned but unpaid at the date of termination and providing Employee with the right to participate (subject to payment by Employee of any premiums for coverage) in the Company’s group medical and dental insurance plans as the same are in effect from time to time for so long as Employee is entitled to continue such participation under applicable law and plan terms.

6.2 Termination By Employee. Employee, at his option, may terminate his employment thereunder upon: (a) the sale of all or substantially all of the assets of the Company; or (b) the sale of a controlling interest in the issued and outstanding shares of the Company; or (c) any other change in control of the Company. If Employee desires to terminate his employment pursuant to this Section 6.2, Employee shall notify the Company’s Board of Directors within sixty (60) days of the occurrence of an event described in clauses (a) through (c) above.

6.3 Survival. Notwithstanding the expiration of the Term of this Agreement or the termination of this Agreement as provided in the Article 6, the obligations of Employee and the Company under Article 3, Article 4 and Article 5 shall survive such expiration of the Term or such termination and remain in full force and effect.

ARTICLE 7

REMEDIES

7.1 Specific Performance; Injunctive Relief. Employee acknowledges and agrees that any violation of the provisions of Articles 3 or 4 of this Agreement will cause irreparable damage to the Company. Accordingly, in the event of a breach or threatened breach by Employee of such provisions, the Company shall be entitled to obtain specific performance of such provisions through injunction or other equitable relief from a court of competent jurisdiction, without proof of actual damages and without being required to post bond or other security.

Jensen Employment Agreement – Oct 2005

7.2 Remedies Cumulative. All rights and remedies provided by this Agreement or existing at law or in equity shall be cumulative of all other rights and remedies, and shall not be exclusive of each other. No delay or omission by a party in the exercise of any right or remedy shall constitute a waiver of such right or remedy, and pursuit of one right or remedy shall not in any way operate as an exclusive election or otherwise preclude or limit either party from pursuing any other or additional right or remedy.

ARTICLE 8

CONCLUDING PROVISIONS

8.1 Effective Date of Notice. The effective date of any offer, demand, notice or instrument shall be the date of delivery to the addressee.

8.2 Resolution of Disputes. Except as provided in Article 7 hereof, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association now in force and hereafter adopted. This Section 8.2 shall apply to any claim by Employee of employment discrimination under federal or state law, and Employee and Company each hereby waives the right to litigate such claim in state or federal court. Any arbitration shall take place in San Diego, California, or at such other location as the Parties may agree upon, and judgment on the award rendered may be entered in any court having jurisdiction. Any arbitration pursuant to this Section 8.2 shall be held before one arbitrator selected by the Employee and the Company, and if the Employee and the Company are unable to agree on such arbitrator, the Presiding Judge of the California Superior Court, County of San Diego shall select such arbitrator. The fees and disbursements of such arbitrator shall be borne equally by the Parties. The Parties agree that, in any arbitration the parties shall, to the maximum extent possible, have such rights as to the scope and manner of discovery as are permitted in the Federal Rules of Civil Procedure and consent to the entry of any order of any court of competent jurisdiction to enforce such discovery. The arbitrator shall make his or her award in accordance with and based upon all the provisions of the Agreement and judgment upon any award rendered by the arbitrator shall be entered in any court have jurisdiction thereof. The arbitrator shall award costs and reasonable attorneys’ fees, including costs and attorneys’ fees incurred in enforcing any arbitration award, to the Party substantially prevailing in the arbitration.

8.3 Withholding. All payments made by Company to Employee hereunder shall be subject to applicable withholding.

8.4 Further Actions. At any time and from time to time after the date hereof, each party agrees to take such actions and to execute and deliver such documents as the other party may reasonably request to effectuate the purposes of this Agreement.

8.5 Amendment. Except as otherwise provided in this Agreement, neither this Agreement nor any provision hereof may be waived, modified, amended, discharged, or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such writing.

Jensen Employment Agreement – Oct 2005

8.6 Entire Agreement. This Agreement and the agreements provided for herein constitute the entire understanding between the parties with respect to the matters set forth herein, and they supersede all prior or contemporaneous understandings or agreements between the parties with respect to the subject matter hereof, whether oral or written.

8.7 Notices. Any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon either party in connection with this Agreement shall be in writing. Such notice shall be personally served, sent by facsimile, telegram, or cable, or sent prepaid by registered or certified mail with return receipt requested, or sent by reputable overnight delivery service, such as Federal Express, and shall be deemed given: (a) if personally served, when delivered to the party to whom such notice is addressed; (b) if given by facsimile, telegram, or cable, when sent; (c) if given by prepaid or certified mail with return receipt requested, on the date of execution of the return receipt; or (d) if sent by reputable overnight delivery service, such as Federal Express, when received. Any notice given by facsimile, telegram, or cable shall be confirmed in writing, and such confirmation shall be sent or delivered by any of the other means of delivery set forth in this Section, within forty-eight (48) hours after notice was sent by facsimile, telegram or cable. Such notices shall be addressed to the party to whom such notice is to be given at the party’s address set forth below or as such party shall otherwise direct in a writing to the other party delivered or sent in accordance with this Section.

If to Employee:	Peter L. Jensen
P.O. Box 70000 San Diego, California 92167 Phone No. 619-222-1493 Fax No. 619-222-3393

If to Company:	Basin Water, Inc.
8731 Prestige Court Rancho Cucamonga, CA 91730 Attn: Peter L. Jensen, President Phone: 909-481-6800 Fax No.: 909-481-6801

With a copy to:	Alhadeff & Solar, LLP
707 Broadway, Suite 800 San Diego, California 92101 Attn: Keith R. Solar, Esq. Phone: (619) 239-8700 Fax No.: (619) 702-3898

8.8 Controlling Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to any choice-of-law or conflicts-of-laws rule or principle that would result in the application of any other laws.

8.9 Headings. Headings, titles and captions are for convenience only and shall not constitute a portion of this Agreement or be used for the interpretation thereof.

Jensen Employment Agreement – Oct 2005

8.10 Cumulative Rights; Waiver. The rights created under this Agreement, or by law or equity, shall be cumulative and may be exercised at any time and from time to time. No failure by either party to exercise, and no delay in exercising any rights, shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by either party preclude any other or future exercise thereof or the exercise of any other right. Any waiver of any provision or of any breach of any provision of this Agreement must be in writing, and any waiver by either party of any breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of either party to insist upon strict adherence to any term of the Agreement on one or more occasions shall not be considered or construed or deemed a waiver of any provision or any breach of any provision of this Agreement or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement. No delay or omission on the part of either party in exercising any right under this Agreement shall operate as a waiver of any such right or any other right under this Agreement.

8.11 Liberal Construction. This Agreement constitutes a fully-negotiated agreement between commercially sophisticated parties, each assisted by legal counsel, and the terms of this Agreement shall not be construed or interpreted for or against either party hereto because that party or its legal representative drafted or prepared such provision.

8.12 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, such provision shall be deemed to be severed or deleted from this Agreement and the balance of this Agreement shall remain in full force and effect notwithstanding such invalidity, illegality or unenforceability.

8.13 Good Faith and Fair Dealing. The parties hereto acknowledge and agree that the performances required by the provisions of this Agreement shall be undertaken in good faith, and with both parties dealing fairly with each other.

8.14 No Third Party Beneficiaries. This Agreement does not create, and shall not be construed to create, any rights enforceable by any person, partnership, corporation, joint venture, limited liability company or other form of organization or association of any kind that is not a party to this Agreement.

8.15 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon, provided such signature page is attached to any other counterpart identical thereto except for having an additional signature page executed by the other party. Each party agrees that the other party may rely upon the facsimile signature of the other party on this Agreement as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement as fully as if this Agreement contained the original ink signature of the party supplying a facsimile signature.

8.16 Time of the Essence. Time is of the essence of each and every provision of this Agreement. Unless business days are expressly provided for, all references to “days” herein

Jensen Employment Agreement – Oct 2005

shall refer to consecutive calendar days. If any date or time period provided for in this Agreement is or ends on a Saturday, Sunday or federal, state or legal holiday, then such date shall automatically be extended to the next day which is not a Saturday, Sunday or federal, state or legal holiday.

8.17 Number, Gender. As used herein, and as the circumstances require, the plural term shall include the singular, the singular shall include the plural, the neuter term shall include the masculine and feminine genders, the masculine term shall include the neuter and the feminine genders, and the feminine term shall include the neuter and the masculine genders.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

“Company”

Basin Water, Inc.

By:	/s/ Thomas C. Tekulve
Name:	Thomas C. Tekulve
Title:	Chief Financial Officer On behalf of the Board of Directors

“Employee”

/s/ Peter L. Jensen
Peter L. Jensen

Jensen Employment Agreement – Oct 2005